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                       CERTIFICATE OF OWNERSHIP AND MERGER
                              (ARTICLES OF MERGER)

                                     MERGING

                               NASHVILLE BAGEL CO.
                            (a Tennessee corporation)

                                      INTO

                        NEW YORK BAGEL ENTERPRISES, INC.
                            (an Oklahoma corporation)


     IT IS HEREBY CERTIFIED THAT:

     1. New York Bagel Enterprises, Inc. is a corporation duly organized and validly existing under the laws of the State of Oklahoma with its principal offices located at 110 West Third Street, Stillwater, Oklahoma 74074.

     2. New York Bagel Enterprises, Inc. is the owner of all the outstanding shares of each class of stock of Nashville Bagel Co., a Tennessee corporation, and hereby merges Nashville Bagel Co. into itself pursuant to Oklahoma Statutes Annotated 18 Section 1083 and Tenn. Code Ann. Section 48-21-105, which permit such a merger when one corporation owns at least ninety percent (90%) of the outstanding shares of each class of stock of a subsidiary corporation to be merged. New York Bagel Enterprises, Inc., the sole shareholder of such subsidiary corporation, waived the mailing requirement set forth in Tenn. Code Ann. Section 48-21-105(c) in writing.

     3. The following is a copy of resolutions adopted on the 26th day of December, 1995 by the Board of Directors of New York Bagel Enterprises, Inc., setting forth the plan to effect said merger, which merger is intended to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended:

          "RESOLVED, That New York Bagel Enterprises, Inc. merge into itself its wholly owned subsidiary, Nashville Bagel Co., a Tennessee corporation, pursuant to the laws of the States of Oklahoma and Tennessee, as hereinafter provided, so that the separate existence of Nashville Bagel Co. shall cease as soon as the merger shall become effective. New York Bagel Enterprises, Inc. shall be the surviving corporation of said merger and shall continue to exist under and be governed by the laws of the State of Oklahoma. The principal office of New York Bagel Enterprises, Inc. in the State of Oklahoma will be located at 110 West Third Street, Stillwater, Oklahoma 74074;"


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          "FURTHER RESOLVED, That from the effective date, the merger shall have the effects provided by Oklahoma and Tennessee law. Without limiting the generality of the foregoing, on the effective date of the merger the separate existence of Nashville Bagel Co. shall cease, and New York Bagel Enterprises, Inc. as the surviving corporation, without further deed or action, shall possess all of the assets, estate, property, rights, privileges, immunities, powers, franchises, licenses and authority of Nashville Bagel Co. and the same shall become vested in and be held by New York Bagel Enterprises, Inc. as fully and as entirely and without change or diminution as the same were held before and enjoyed by Nashville Bagel Co., and New York Bagel Enterprises, Inc. shall assume all the obligations of Nashville Bagel Co.;"

          "FURTHER RESOLVED, That no shares of the common stock of New York Bagel Enterprises, Inc., nor any cash, property or rights shall be exchanged for the shares of Nashville Bagel Co. and that no pro rata issuance of the shares of stock of Nashville Bagel Co. which are owned by New York Bagel Enterprises, Inc. immediately prior to the effective date of the merger, shall be made to the shareholders of New York Bagel Enterprises, Inc., rather such shares of Nashville Bagel Co. shall be surrendered and extinguished on the effective date of the merger;"

          "FURTHER RESOLVED, That upon the effective date of the merger, the Articles of Incorporation and Bylaws of New York Bagel Enterprises, Inc., as in effect immediately prior to such date, shall continue to be the Articles of Incorporation and Bylaws of New York Bagel Enterprises, Inc. as the surviving corporation of said merger;"

          "FURTHER RESOLVED, That the members of the Board of Directors and officers of New York Bagel Enterprises, Inc. after the effective date of the merger shall be the members of the Board of Directors and officers of New York Bagel Enterprises, Inc. as the surviving corporation immediately prior to the effective date;"

          "FURTHER RESOLVED, That the effective date of the Certificate of Ownership and Merger setting forth a copy of these resolutions shall be as of 11:55 p.m., December 31, 1995, after the Certificate of Ownership and Merger has been filed with the Secretaries of State of Oklahoma and Tennessee pursuant to Oklahoma Statutes Annotated 18
     Section 1083 and Tenn. Code Ann. Section 48-21-105;"

          "FURTHER RESOLVED, That the officers and directors of New York Bagel Enterprises, Inc. be, and they hereby are, authorized and directed to make, execute, acknowledge and file the Certificate of Ownership and Merger of New York Bagel Enterprises, Inc. setting forth a copy of these resolutions and such other documents as shall be necessary to merge Nashville Bagel Co. into New

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     York Bagel Enterprises, Inc. and to file and record the same as provided by law and to do any and all acts and things whatsoever within the States of Oklahoma and Tennessee and in any other appropriate jurisdiction to properly effect this merger."

     IN WITNESS WHEREOF, said corporation has caused these presents to be executed this 27th day of December, 1995.


                              NEW YORK BAGEL ENTERPRISES, INC.



ATTEST:                       By
                                ----------------------------------------
                                  Robert J. Geresi, President


- ----------------------------
Robert D. Young, Secretary


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STATE OF KANSAS     )
                    )  ss:
COUNTY OF SEDGWICK  )


     BE IT REMEMBERED, that before me, Janet G. Richey, a Notary Public in and for the County and State aforesaid, came Robert J. Geresi, President, and Robert
D. Young, Secretary, of New York Bagel Enterprises, Inc., an Oklahoma corporation, personally known to be the persons who executed the foregoing Certificate of Ownership and Merger as President and Secretary, respectively, and duly acknowledged the execution of the same.

     IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal this 27th day of December, 1995.



                                   --------------------------------------------
                                   Janet G. Richey, Notary Public

My Appointment Expires:

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